Exhibit 99.1

CONTACT:  JOSEPH MACNOW

(201) 587-1000

210 Route 4 East

Paramus, NJ  07652

FOR IMMEDIATE RELEASE — APRIL 23, 2003

PARAMUS, NEW JERSEY…..VORNADO REALTY TRUST (NYSE:VNO) today announced that in order to comply with the Securities and Exchange Commission’s recent Regulation G concerning non-GAAP financial measures, adhere to NAREIT’s definition of Funds From Operations (FFO) and to disclose FFO on a comparable basis with virtually all other companies in the industry, the Company will revise its definition of FFO to include the effect of straight-lining of rent.  Effective with the first quarter of 2003, the Company will reflect this change retroactively to the earliest period being reported.  Accordingly, FFO per share will increase as follows:

	As Previously Reported	Effect Of Change		As Restated
2002:
Q1	$.98	$.06		$1.04
Q2	.95	.06		1.01
Q3	.90	.06		.96
Q4	.79	.02	(1)	.81
Total	$3.62	$.20		$3.82

2001	$3.79	$.21		$4.00

2000	$3.45	$.26		$3.71

(1)           Net of a $.03 allowance for uncollectible rents.

Since, in accordance with GAAP, the effect of straight-lining of rent has always been included in reported net income, this change will not have an impact on net income.  A reconciliation of Net Income to FFO, as restated for the above change is attached.  Since Adjusted Funds From Operations (AFFO) already excludes the effect of straight-lining of rent, this change will not have an impact on AFFO.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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The following tables reconcile net income and funds from operations as restated:

(Amounts in thousands)	2002	2001	2000
Net income applicable to common shares	$209,736	$227,233	$195,301
Cumulative effect of a change in accounting principle	30,129	4,110	—
Depreciation and amortization of real property	195,808	119,568	97,744

Amortization of below market leases, net	(12,634)	—	—
Appreciation of securities held in officer’s deferred compensation trust	—	3,023	4,765
Net gains on sale of real estate	—	(12,445)	(10,965)
Net gain from condemnation proceeding	—	(3,050)	—
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at funds from operations:
Depreciation and amortization of real property	51,881	65,588	63,791
Net gain on sales of real estate	(3,431)	(6,298)	—
Other	2,552	1,449	6,896
Minority interest in excess of preferential distributions	(50,498)	(20,049)	(20,043)
	423,543	379,129	337,489
Series A preferred shares	6,150	19,505	21,689
Funds from operations—diluted	$429,693	$398,634	$359,178

Shares used for determining diluted funds from operations per share	112,600	99,719	96,710

	2002
(Amounts in thousands)	Total	Q4	Q3	Q2	Q1
Net income applicable to common shares	$209,736	$40,540	$59,247	$64,553	$45,396
Cumulative effect of a change in accounting principle	30,129	—	—	—	30,129
Depreciation and amortization of real property	195,808	51,384	49,823	48,553	46,048

Amortization of below market leases, net	(12,634)	(3,283)	(3,117)	(3,117)	(3,117)
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at funds from operations:
Depreciation and amortization of real property	51,881	13,957	12,140	12,903	12,881
Net gain on sales of real estate	(3,431)	—	(3,431)	—	—
Other	2,552	(1,552)	2,958	1,337	(191)
Minority interest in excess of preferential distributions	(50,498)	(10,767)	(11,140)	(11,559)	(17,032)
	423,543	90,279	106,480	112,670	114,114
Series A preferred shares	6,150	1,178	1,444	1,647	1,881
Funds from operations—diluted	$429,693	$91,457	$107,924	$114,317	$115,995

Shares used for determining diluted funds from operations per share	112,600	112,796	112,858	113,563	111,520

Funds from operations (“FFO”) does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs which is disclosed in the Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures reported by other REITs since a number of REITs calculate FFO in a manner different from that used by NAREIT. FFO, as defined by NAREIT, represents net income applicable to common shares before depreciation and amortization, extraordinary items and gains or losses on sales of real estate. FFO as disclosed above has been modified from this definition to adjust primarily to exclude income arising from the amortization of acquired below market leases, net of above market leases.

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